Exhibit 10.35

Loan Agreement

Nam In Kim (hereinafter referred to as the “Creditor”) and GLAAM Co., Ltd. (hereinafter referred to as the “Debtor”), hereby enter into a loan agreement as follows.

Article 1 (Borrowing Amount)

Creditor lends KRW five hundred million (KRW 500,000,000) (the “Principal Amount”) to Debtor, and Debtor borrows the Principal Amount.

Article 2 (Borrowing Term)

The term of the loan hereunder shall be from May 9, 2023 to June 23, 2023 (the “Borrowing Term”).

Article 3 (Interest Rate and Repayment)

Interest on the Principal Amount shall be at the rate of 15% per annum, payable together with the Principal Amount thereof on the last day of the Borrowing Term.

Article 4 (Pledging Collateral)

In consideration of the loan owed, Debtor agrees to pledge and provide Creditor with one hundred seventy thousand (170,000) shares of BioX Co., Ltd. as collateral.

Article 5 (Resolution of Dispute)

If a dispute arises in connection with this loan agreement, Creditor and Debtor agree to resolve it amicably based on mutual trust, but if no resolution is reached and a lawsuit is filed, the Seoul Central District Court shall be the competent court.

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To confirm and prove the contents of the above agreement, two copies of this agreement shall be executed, and each copy shall be kept by Creditor and Debtor, respectively, after being signed and sealed.

May 9, 2023

Creditor Name: /s/ Nam In Kim	Debtor Name: GLAAM Co., Ltd.

Address: 11, 40-gil, Gungnae-ro, Seongnam-si, Gyeonggi-do, ROK	Representative Director: /s/ Keong Rae Kim

Resident Registration Number: 521128-1273316	Address: 298-42, Cheongbukjungang-ro, Pyeongtaek-si, Gyeonggi-do, ROK

Business Registration Number : 211-87-65996

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